CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$1,600,000	$185.44

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated September 20, 2017 (To the Prospectus dated July 18, 2016 and the Prospectus Supplement dated July 18, 2016)			Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571
$1,600,000 Phoenix AutoCallable Notes due September 25, 2019 Linked to the Least Performing Reference Asset of Three Equity Securities Global Medium-Term Notes, Series A
Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	September 20, 2017
Issue Date:	September 27, 2017
Final Valuation Date:*	September 20, 2019
Maturity Date:*	September 25, 2019
Reference Assets:

The common units of Enterprise Products Partners L.P. (“Enterprise Products”), the Class P common stock of Kinder Morgan, Inc. (“Kinder Morgan”), and the common units of Plains All American Pipeline, L.P. (“Plains All American Pipeline”), as set forth in the following table:

	Reference Asset	Bloomberg Ticker	Initial Price	Coupon Barrier Price	Barrier Price
	Enterprise Products	EPD UN <Equity>	$25.99	$18.19	$18.19
	Kinder Morgan	KMI UN <Equity>	$19.77	$13.84	$13.84
	Plains All American Pipeline	PAA UN <Equity>	$22.05	$15.44	$15.44
Each of the securities noted above are referred to herein as a “Reference Asset” and collectively as the “Reference Assets”
Payment at Maturity:

If the Notes are not automatically called prior to maturity, you will receive on the Maturity Date (in each case, in addition to any Contingent Coupon that may be payable on such date) a payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If the Final Price of the Least Performing Reference Asset is equal to or greater than its Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note

▪                  If (a) the Final Price of the Least Performing Reference Asset is less than its Barrier Price and (b) we have not elected to exercise our physical settlement option, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

▪                  If (a) the Final Price of the Least Performing Reference Asset is less than its Barrier Price and (b) we have elected to exercise our physical settlement option, you will receive, per $1,000 principal amount Note, (i) an amount of shares of the Least Performing Reference Asset equal to the Applicable Physical Delivery Amount and (ii) a cash payment equal to the Applicable Fractional Share Amount times the Final Price of the Least Performing Reference Asset

If your Notes are not automatically called, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. In such an event, if we elect to exercise our physical settlement option, the market value of the shares that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1) (2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.25%	97.75%
Total	$1,600,000	$1,600,000	$36,000	$1,564,000

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $977.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $929.50 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of 2.25% of the principal amount of the Notes, or $22.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

$30.00 per $1,000 principal amount Note, which is 3.00% of the principal amount per Note (12.00% per annum)

If the Closing Price of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of any Reference Asset on any Observation Date is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Automatic Call:

If, on any Observation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Initial Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Observation Dates:*	The 20th of each March, June, September and December during the term of the Notes, beginning in December 2017 and ending on and including the Final Valuation Date
Call Settlement Date:*	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs
Initial Price:	With respect to a Reference Asset, the Closing Price of such Reference Asset on the Initial Valuation Date, as noted in the table above
Coupon Barrier Price:	With respect to a Reference Asset, 70.00% of its Initial Price (rounded to the nearest cent), as noted in the table above
Barrier Price:	With respect to a Reference Asset, 70.00% of its Initial Price (rounded to the nearest cent), as noted in the table above
Final Price:	With respect to a Reference Asset, the Closing Price on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date
Reference Asset Return:	With respect to a Reference Asset, an amount calculated as follows: Final Price – Initial Price Initial Price
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Applicable Physical Delivery Amount:	The Physical Delivery Amount (as described below) applicable to the Least Performing Reference Asset
Applicable Fractional Share Amount:	The Fractional Share Amount (as described below) applicable to the Least Performing Reference Asset
Physical Delivery Amount and Fractional Share Amount:

With respect to a Reference Asset, (a) the Physical Delivery Amount is a number of shares of such Reference Asset equal to $1,000 divided by the Initial Price, rounded down to the nearest whole number and (b) the Fractional Share Amount is equal to the number of fractional shares resulting from dividing $1,000 by the Initial Price. The Physical Delivery Amount and Fractional Share Amount for each Reference Asset are noted in the table below:

	Reference Asset	Physical Delivery Amount	Fractional Share Amount
	Enterprise Products	38 shares	0.47634 shares
	Kinder Morgan	50 shares	0.58169 shares
	Plains All American Pipeline	45 shares	0.35147 shares
Closing Price:

With respect to a Reference Asset, on any date, the closing price per share of such Reference Asset published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above under “Reference Assets” or any successor page on Bloomberg Professional® service or any successor service, as applicable

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741WCX6 / US06741WCX65

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the Contingent Coupons that you may receive on your Notes

•                  You are willing to accept the risk that you may lose some or all of the principal amount of your Notes and you are willing to accept the risks associated with receiving shares of the Least Performing Reference Asset at maturity

•                  You do not anticipate that the price of any Reference Asset will fall below its Coupon Barrier Price on any Observation Date or its Barrier Price on the Final Valuation Date

•                  You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Price of only one Reference Asset is less than its Coupon Barrier Price on an Observation Date and (b) you will lose some or all of your principal if the Closing Price of only one Reference Asset is less than its Barrier Price on the Final Valuation Date

•                  You understand and accept the risk that, if your Notes are not called prior to maturity, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Reference Assets, nor will you have any voting rights with respect to the issuers of each Reference Asset

•                  You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You are unwilling or unable to accept the risks associated with receiving shares of the Least Performing Reference Asset at maturity

•                  You seek an investment the return on which is not limited to the Contingent Coupons that may be payable on the Notes

•                  You anticipate that the price of at least one Reference Asset will decline during the term of the Notes such that the price of at least one Reference Asset is less than its Coupon Barrier Price on one or more Observation Dates and/or the Final Price of at least one Reference Asset is less than its Barrier Price

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of the other Reference Assets

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if they are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or more Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Price of each Reference Asset: $100.00*

▪                  Coupon Barrier Price for each Reference Asset: $70.00 (70.00% of the hypothetical Initial Price set forth above)

* The hypothetical Initial Price of $100.00 and the hypothetical Coupon Barrier Price of $70.00 for each Reference Asset have been chosen for illustrative purposes only. The Initial Price and Coupon Barrier Price for each Reference Asset are as set forth on the cover of this pricing supplement.

Example 1: The Closing Price of each Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
Enterprise Products	$95.00
Kinder Morgan	$105.00
Plains All American Pipeline	$90.00

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon of $30.00, or 3.00% of the principal amount per Note, on the related Contingent Coupon Payment Date.

Example 2: The Closing Price of at least one Reference is greater than its Coupon Barrier Price on the relevant Observation Date and the Closing Price of at least one other Reference Asset is less than its Coupon Barrier Price.

Reference Asset	Closing Price on Relevant Observation Date
Enterprise Products	$150.00
Kinder Morgan	$45.00
Plains All American Pipeline	$80.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Price of each Reference Asset is less than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
Enterprise Products	$45.00
Kinder Morgan	$40.00
Plains All American Pipeline	$35.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Price of any Reference Asset is below its Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

In each of the examples above, because the Closing Price of at least one Reference Asset is below its Initial Price on the relevant Observation Date, the Notes will not be called on such date. Your Notes will be automatically called only if the Closing Price of each Reference Asset on an Observation Date prior to the Final Valuation Date is equal to or greater than its respective Initial Price.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following table illustrates the hypothetical total return upon an automatic call under various circumstances.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The Notes are automatically called on the first Observation Date.

Observation Date	Is Closing Price of Any Reference Asset Less Than Coupon Barrier Price?	Is Closing Price of Any Reference Asset Less Than Initial Price?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	No	$1,030.00

Because the Closing Price of each Reference Asset on the first Observation Date is equal to or greater than its Initial Price, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 3.00%.

Example 2: The Notes are automatically called on the fourth Observation Date.

Observation Date	Is Closing Price of Any Reference Asset Less Than Coupon Barrier Price?	Is Closing Price of Any Reference Asset Less Than Initial Price?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	Yes	Yes	$0.00
2	Yes	Yes	$0.00
3	No	Yes	$30.00
4	No	No	$1,030.00

Because the Closing Price of each Reference Asset on the fourth Observation Date is equal to or greater than its Initial Price, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the related Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 6.00%.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity under various circumstances.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪                  You hold your Notes to maturity and the Notes are NOT automatically called prior to maturity

Final Price ($)			Reference Asset Return
Enterprise Products	Kinder Morgan	Plains All American Pipeline	Enterprise Products	Kinder Morgan	Plains All American Pipeline	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity**
$40.28	$31.63	$33.08	55.00%	60.00%	50.00%	50.00%	$1,000.00
$36.39	$29.66	$31.97	40.00%	50.00%	45.00%	40.00%	$1,000.00
$35.09	$25.70	$30.87	35.00%	30.00%	40.00%	30.00%	$1,000.00
$31.19	$26.69	$27.56	20.00%	35.00%	25.00%	20.00%	$1,000.00
$29.11	$22.74	$24.26	12.00%	15.00%	10.00%	10.00%	$1,000.00
$25.99	$19.77	$22.05	0.00%	0.00%	0.00%	0.00%	$1,000.00
$24.69	$17.79	$20.95	-5.00%	-10.00%	-5.00%	-10.00%	$1,000.00
$20.79	$18.78	$22.49	-20.00%	-5.00%	2.00%	-20.00%	$1,000.00
$18.19	$15.82	$23.15	-30.00%	-20.00%	5.00%	-30.00%	$1,000.00
$23.39	$11.86	$17.64	-10.00%	-40.00%	-20.00%	-40.00%	$600.00
$19.49	$9.89	$13.23	-25.00%	-50.00%	-40.00%	-50.00%	$500.00
$10.40	$12.85	$29.77	-60.00%	-35.00%	35.00%	-60.00%	$400.00
$41.58	$9.89	$6.62	60.00%	-50.00%	-70.00%	-70.00%	$300.00
$5.20	$20.76	$12.13	-80.00%	5.00%	-45.00%	-80.00%	$200.00
$13.00	$18.78	$2.21	-50.00%	-5.00%	-90.00%	-90.00%	$100.00
$0.00	$17.79	$23.15	-100.00%	-10.00%	5.00%	-100.00%	$0.00

** Assuming we have not exercised our physical settlement option. For examples demonstrating the amount of shares and cash that you would receive if (a) the Final of the Least Performing Reference Asset is less than its Barrier Price and (b) we elect to exercise our physical settlement option, please see Examples 3 and 4 below.

Example 1: The Final Price of Enterprise Products is $29.11, the Final Price of Kinder Morgan is $22.74 and the Final Price of Plains All American Pipeline is $24.26.

Because Plains All American Pipeline has the lowest Reference Asset Return, Plains All American Pipeline is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is greater than its Initial Price (and, accordingly, not less than its Barrier Price), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 2: The Final Price of Enterprise Products is $20.79, the Final Price of Kinder Morgan is $18.78 and the Final Price of Plains All American Pipeline is $22.49.

Because Enterprise Products has the lowest Reference Asset Return, Enterprise Products is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is not less than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 3: The Final Price of Enterprise Products is $10.40, the Final Price of Kinder Morgan is $12.85 and the Final Price of Plains All American Pipeline is $29.77.

Because Enterprise Products has the lowest Reference Asset Return, Enterprise Products is the Least Performing Reference Asset. Accordingly, the Final Price of the Least Performing Reference Asset is less than its Barrier Price.

If we do not elect to exercise our physical settlement option, you will receive a cash payment at maturity of $400.00 per principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

Because Enterprise Products is the Least Performing Reference Asset, the Applicable Physical Delivery Amount and the Applicable Fractional Share Amount are 38 shares and 0.47634 shares, respectively, of Enterprise Products. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date, per $1,000 principal amount Note that you hold, a total of 38 shares of Enterprise Products plus $4.95 in cash.

Example 4: The Final Price of Enterprise Products is $41.58, the Final Price of Kinder Morgan is $9.89 and the Final Price of Plains All American Pipeline is $6.62.

Because Plains All American Pipeline has the lowest Reference Asset Return, Plains All American Pipeline is the Least Performing Reference Asset. Accordingly, the Final Price of the Least Performing Reference Asset is less than its Barrier Price.

If we do not elect to exercise our physical settlement option, you will receive a cash payment at maturity of $300.00 per principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -70.00%] = $300.00

Because Plains All American Pipeline is the Least Performing Reference Asset, the Applicable Physical Delivery Amount and the Applicable Fractional Share Amount are 45 shares and 0.35147 shares, respectively, of Plains All American Pipeline. Accordingly, if we do elect to exercise our physical settlement option, you will receive on the Maturity Date a total of 45 shares of Plains All American Pipeline plus $2.33 in cash.

Examples 3 and 4 above demonstrate that, if your Notes are not automatically called prior to maturity, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit in any way from the Reference Asset Returns of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

If your Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  If the Notes are not automatically called, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of such Reference Asset and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•                  The Notes are Subject to Risks Associated with our Physical Settlement Option—As described on the cover of this pricing supplement, you may under certain circumstances receive shares of the Least Performing Reference Asset at maturity. If we exercise our physical settlement option, the market value of the shares that you receive may be less than the amount of the cash payment that you would have received had we not exercised such option because of fluctuations in the price of the Least Performing Reference Asset between the Final Valuation Date and the Maturity Date.

In addition, each of the Reference Assets represents interests in publicly traded partnerships that are subject to special complex tax rules. Because of the effects that the application of such rules may have on you if you receive shares of any Reference Asset at maturity, you are urged to consult with your own financial, tax and legal advisors before investing in the Notes.

•                  Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return of one or more Reference Assets is positive.

Based on the stated term of the Notes, the maximum amount of Contingent Coupons that you may receive on the Notes is $240.00 per $1,000 principal amount Note (or 24.00% of the principal amount of your Notes). You will receive this maximum amount of Contingent Coupons only if (a) the Closing Price of each Reference Asset on each Observation Date equals or exceeds its Coupon Barrier Price and (b) an Automatic Call never occurs. The actual amount of Contingent Coupons that you receive may be substantially less than this amount, and may be as low as zero (as described immediately below).

•                  You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Price. If the Closing Price of any Reference Asset on an Observation Date is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of at least one Reference Asset is less than its respective Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.  Because each Reference Asset must close at or above its Coupon Barrier Price on an Observation Date in order for a Contingent Coupon to become payable, it is more likely that you will not receive Contingent Coupons than would have been the case had the Notes been linked to only one of the Reference Assets. If the Closing Price of at least one Reference Asset is less than its respective Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•                  The Notes are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The Contingent Coupon is based on a number of factors, including the expected volatility of the Reference Assets. The Contingent Coupon is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Price of that Reference Asset on one or more Observation Dates will be less than its Coupon Barrier Price and (b) the Final Price of that Reference Asset will be less than its Barrier Price.

Accordingly, you should understand that the Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on any Observation Date is equal to or greater than its Initial Price. Accordingly, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity.  You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Price of any Reference Asset any Time Other than the Closing Price of the Least Performing Reference Asset on the Final Valuation Date—The Final Prices and Reference Asset Returns will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date. Accordingly, if the price of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the price of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Final Price of the Least Performing Reference Asset is less than the Barrier Price applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Whether or Not the Notes Will be Automatically Called Prior to Maturity Will Not be Based on the Price of any Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the Applicable Observation Date—Whether or not the Notes are automatically called prior to maturity will be based solely on the Closing Prices of the Reference Assets on each Observation Date in respect of which the Notes may be called.  Accordingly, if the price of any Reference Asset drops on any Observation Date such that the Closing Price falls below the Initial Price, your Notes will not be called on such date.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.   In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the Reference Assets would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  Single Equity Risk—The price of each Reference Asset can rise or fall sharply due to factors specific to the relevant Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Reference Asset. We have not undertaken any independent review or due diligence of any Reference Asset issuer’s SEC filings or of any other publicly available information regarding any such issuer.

•                  Industry Concentration Risk—The issuers of each Reference Asset are in the oil and gas industry. The performance of these companies is subject to a number of complex and unpredictable factors such as industry competition, government regulation, geopolitical events and supply and demand for the products and services produced or offered by such companies. Negative developments in the oil and gas industry may have a negative effect on the issuers of the Reference Assets and, in turn, may have a material adverse effect on the value of the Notes. By investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates’  May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the market price of, dividend rate on and expected volatility of the Reference Assets;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC.  The address of the SEC’s website is http://www.sec.gov.  Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by the company issuing each Reference Asset can be located by reference to the respective SEC file number specified below.

The summary information below regarding each Reference Asset comes from each company’s respective SEC filings.  You are urged to refer to the SEC filings made by the relevant company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects.  The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the issuer of any of the Reference Assets or of any other publicly available information regarding each such issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement.  We have not undertaken any independent review or due diligence of the SEC filings of any Reference Asset or any other publicly available information regarding any Reference Asset.

We obtained the historical trading price information with respect to each Reference Asset set forth below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Enterprise Products Partners L.P.

According to publicly available information, Enterprise Products provides processing and transportation services to producers and consumers of natural gas liquids. Enterprise Products generally processes products that are ultimately used as feedstocks in petrochemical manufacturing in the production of motor gasoline, and as fuel for residential and commercial heating.

Information filed by Enterprise Products with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14323, or its CIK Code: 0001061219. The common units of Enterprise Products are listed on the New York Stock Exchange under the ticker symbol “EPD”.

Historical Performance of the Common Units of Enterprise Products

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common units of Enterprise Products during the periods indicated below. The graph below sets forth the historical performance of Enterprise Products based on daily Closing Prices from January 1, 2012 through September 20, 2017. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	26.23	23.29	25.24
June 30, 2012	26.34	23.12	25.62
September 30, 2012	27.35	25.70	26.80
December 31, 2012	27.44	24.41	25.04
March 31, 2013	30.15	25.93	30.15
June 30, 2013	31.55	29.00	31.08
September 30, 2013	32.47	28.95	30.52
December 31, 2013	33.15	29.64	33.15
March 31, 2014	34.68	31.84	34.68
June 30, 2014	39.15	35.00	39.15
September 30, 2014	41.11	36.65	40.30
December 31, 2014	39.62	32.36	36.12
March 31, 2015	36.83	31.16	32.93
June 30, 2015	34.30	29.89	29.89
September 30, 2015	30.98	22.10	24.90
December 31, 2015	28.89	21.86	25.58
March 31, 2016	26.44	19.79	24.62
June 30, 2016	29.42	23.86	29.26
September 30, 2016	29.93	25.96	27.63
December 31, 2016	27.44	24.53	27.04
March 31, 2017	29.86	26.84	27.61
June 30, 2017	28.02	26.00	27.08
September 20, 2017*	27.73	24.98	25.99

* For the period beginning on July 1, 2017 and ending on September 20, 2017

Historical Performance of the Common Units of Enterprise Products Partners L.P.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Kinder Morgan, Inc.

According to publicly available information, Kinder Morgan is a pipeline transportation and energy storage company. Kinder Morgan owns and operates pipelines that transport natural gas, gasoline, crude oil, carbon dioxide, and other products, and terminals that store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.

Information filed by Kinder Morgan with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35081, or its CIK Code: 0001506307. The Class P common stock of Kinder Morgan is listed on the New York Stock Exchange under the ticker symbol “KMI”.

Historical Performance of the Class P Common Stock of Kinder Morgan

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the Class P common stock of The Bank of the New York during the periods indicated below. The graph below sets forth the historical performance of The Bank of the New York based on daily Closing Prices from January 1, 2012 through September 20, 2017. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	39.25	31.84	38.65
June 30, 2012	39.85	30.77	32.22
September 30, 2012	36.43	32.74	35.52
December 31, 2012	36.25	32.03	35.33
March 31, 2013	38.68	36.11	38.68
June 30, 2013	41.09	36.28	38.15
September 30, 2013	40.31	34.72	35.57
December 31, 2013	36.49	32.58	36.00
March 31, 2014	36.39	30.96	32.49
June 30, 2014	36.26	32.15	36.26
September 30, 2014	41.60	35.37	38.34
December 31, 2014	43.01	34.50	42.31
March 31, 2015	42.81	39.77	42.06
June 30, 2015	44.57	38.36	38.39
September 30, 2015	38.19	26.16	27.68
December 31, 2015	32.68	14.54	14.92
March 31, 2016	18.90	12.01	17.86
June 30, 2016	19.16	16.85	18.72
September 30, 2016	23.13	18.29	23.13
December 31, 2016	23.01	19.71	20.71
March 31, 2017	22.94	20.94	21.74
June 30, 2017	21.75	18.42	19.16
September 20, 2017*	20.69	18.40	19.77

* For the period beginning on July 1, 2017 and ending on September 20, 2017

Historical Performance of the Class P Common Stock of Kinder Morgan, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Plains All American Pipeline, L.P.

According to publicly available information, Plains All American Pipeline is involved in intrastate crude oil pipeline transportation and terminalling storage activities. Plains All American Pipeline is also involved in gathering and marketing activities. Plains All American Pipeline owns and operates a seasonally heated, common carrier crude oil pipe-line extending from California to Texas and an oil gathering system in California.

Information filed by Plains All American Pipeline with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14569, or its CIK Code: 0001070423.  The common units of Plains All American Pipeline are listed on the New York Stock Exchange under the ticker symbol “PAA”.

Historical Performance of the Common Units of Plains All American Pipeline

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common units of Plains All American Pipeline during the periods indicated below. The graph below sets forth the historical performance of Plains All American Pipeline based on daily Closing Prices from January 1, 2012 through September 20, 2017. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	42.08	36.40	39.23
June 30, 2012	41.17	38.21	40.41
September 30, 2012	45.41	40.78	44.10
December 31, 2012	46.76	43.59	45.24
March 31, 2013	56.48	46.99	56.48
June 30, 2013	59.49	53.26	55.81
September 30, 2013	57.38	49.78	52.66
December 31, 2013	53.49	48.30	51.77
March 31, 2014	55.12	49.40	55.12
June 30, 2014	60.05	54.75	60.05
September 30, 2014	60.76	56.33	58.86
December 31, 2014	58.10	45.38	51.32
March 31, 2015	52.59	46.58	48.77
June 30, 2015	51.64	43.57	43.57
September 30, 2015	43.80	26.95	30.38
December 31, 2015	34.03	18.72	23.10
March 31, 2016	24.39	15.44	20.97
June 30, 2016	28.50	19.84	27.49
September 30, 2016	31.41	26.56	31.41
December 30, 2016	33.49	28.26	32.29
March 31, 2017	33.05	30.04	31.61
June 30, 2017	31.42	23.38	26.27
September 20, 2017*	26.85	19.01	22.05

* For the period beginning on July 1, 2017 and ending on September 20, 2017

Historical Performance of the Common Units of Plains All American Pipeline, L.P.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the Reference Assets that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the Reference Assets.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, and except as described below, upon a sale or exchange of the Notes (including redemption for cash upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming contingent coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a contingent coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a determination date but that can be attributed to an expected contingent coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

If you receive shares of the Reference Assets upon the maturity of your Notes, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares of the Reference Assets you receive. You should not recognize gain or loss with respect to the shares of the Reference Assets you receive. Instead, assuming contingent coupon payments are properly treated as ordinary income, consistent with the position described above, your basis in the shares (including any fractional share) should equal the price you paid to acquire your Notes, and that basis should be allocated proportionately among the shares. Your holding period for the Reference Assets should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of the Reference Assets, you should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the fifth business day following the Initial Valuation Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.